Exhibit 23.9

Consent of Cawley, Gillespie & Associates, Inc.

July 28, 2026

PBT Land and Minerals, Inc.

400 Pine Street, Suite 1010

Abilene, Texas 79601

Ladies and Gentlemen:

Cawley, Gillespie & Associates, Inc., hereby consents to the use of the oil and gas reserve information of the Permian Basin Royalty Trust in this Registration Statement on Form S-1 of PBT Land and Minerals, Inc., based on reserve reports dated December 31, 2025, prepared by Cawley, Gillespie & Associates, Inc. We hereby further consent to the reference to this firm under the heading “Experts” in such Registration Statement.

Submitted,

Cawley, Gillespie & Associates, Inc.
Texas Registered Engineering Firm F-693

/s/ J. Zane Meekins, P. E
J. Zane Meekins, P. E
Executive Vice President